Exhibit 99.1

Genworth Financial Commences Tender Offer for 5.75% Notes due 2014

November 2, 2012, New York — Genworth Financial, Inc. (NYSE: GNW) today announced the commencement of a modified “Dutch auction” tender offer (the “Tender Offer”) for a portion of its outstanding 5.75% Notes due 2014 (the “Notes”) in accordance with the terms and subject to the conditions set forth in the Offer to Purchase for Cash, dated November 2, 2012, and the accompanying Letter of Transmittal (together, the “Offer Documents”). A summary of the Tender Offer is outlined below.

Title of Security	CUSIP Number	Principal Amount Outstanding (1)	Tender Cap	Early Tender Payment (2)	Total Consideration (Acceptable Range) (2) (3)
5.75% Notes due 2014	37247D AE 6	$600,000,000	$100,000,000	$30	$1,035 to $1,070

(1)	Aggregate principal amount outstanding as of November 1, 2012.
(2)	Per $1,000 principal amount of Notes accepted for purchase.
(3)	Includes the Early Tender Payment.

Genworth is offering to purchase for cash, up to $100,000,000 (the “Tender Cap”) aggregate principal amount of the Notes, in accordance with the modified “Dutch auction” procedures described below. As of November 1, 2012, $600,000,000 aggregate principal amount of Notes was outstanding. Genworth reserves the right, but is under no obligation, to increase the Tender Cap in its sole discretion without extending the Withdrawal Date (as defined below) or otherwise reinstating withdrawal rights.

The Tender Offer commenced today and will expire at 11:59 P.M., New York City time, on December 3, 2012, unless extended or earlier terminated (such date and time, as the same may be extended or earlier terminated, the “Expiration Date”). Holders of Notes that validly tender and do not validly withdraw their Notes on or before 5:00 P.M., New York City time, on November 16, 2012, unless extended (such date and time, as the same may be extended, the “Early Tender Date”), will be eligible to receive the Total Consideration for their Notes.

The “Total Consideration” for each $1,000 principal amount of Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer at or prior to the Early Tender Date and which are accepted for purchase by Genworth pursuant to the Tender Offer will be equal to the Clearing Price (as defined below). The Total Consideration includes an amount (the “Early Tender Payment”) equal to $30.00 for each $1,000 principal amount of Notes accepted for purchase. The “Tender Offer Consideration” for each $1,000 principal amount of Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer after the Early Tender Date and at or prior to the Expiration Date and accepted for purchase by Genworth will consist of the Total Consideration less the Early Tender Payment. Notes tendered may be validly withdrawn at any time at or prior to 5:00 P.M., New York City time, on November 16, 2012, unless extended by Genworth (such date and time, as the same may be extended, the “Withdrawal Date”), but not thereafter, except in the limited circumstances discussed in the Offer Documents.

The Tender Offer is being conducted as a modified “Dutch auction.” This means that holders who elect to participate must specify the price they would be willing to receive in exchange for each $1,000 principal amount of Notes they choose to tender in the Tender Offer. The price that holders specify for each $1,000 principal amount of Notes must be expressed in increments of $2.50, and may not be less than $1,035 (the “Minimum Bid Price”) nor more than $1,070 (the “Maximum Bid Price”) per $1,000 principal amount of Notes. Holders who do not specify a price will be deemed to have specified a price equal to the Minimum Bid Price with respect to Notes tendered and to accept the Clearing Price determined by Genworth in accordance with the terms of the Offer to Purchase. Tenders of Notes for which a price is specified below the Minimum Bid Price or in excess of the Maximum Bid Price will not be accepted for purchase and will not be used for the purpose of determining the Clearing Price. Tenders of Notes not submitted in whole increments of $2.50 will be rounded down to the nearest $2.50 increment.

Genworth, if it accepts Notes for purchase in the Tender Offer, will accept Notes validly tendered (and not validly withdrawn) in the order of the lowest to the highest Bid Prices specified by tendering holders (in increments of $2.50), and will select the single lowest price (the “Clearing Price”) for all tenders of Notes such that, for all tenders of Notes whose bid price is equal to or less than such Clearing Price, Genworth will be able to purchase the principal amount of Notes equal to the Tender Cap (or, if Notes in a principal amount less than the Tender Cap are validly tendered, all Notes so tendered, in which case, the Clearing Price will be the highest Bid Price). The price at which Notes are validly tendered (before the subtraction of the Early Tender Payment with respect to Notes validly tendered after the Early Tender Date) will be used for the purpose of determining the Clearing Price and proration as described below. Genworth will pay the same price (subject to adjustment, as described below) for all Notes validly tendered (and not validly withdrawn) at or below the Clearing Price and accepted for purchase by Genworth in the Tender Offer, except the price paid for Notes validly tendered after the Early Tender Date but at or prior to the Expiration Date will be reduced by the Early Tender Payment set out above.

If the purchase of all Notes validly tendered and not validly withdrawn on or prior to the Expiration Date with a Bid Price equal to or less than the Clearing Price would cause us to purchase an aggregate principal amount of Notes in excess of the Tender Cap, then the Tender Offer will be oversubscribed, and we will accept for purchase such tendered Notes as follows. First, we will accept for purchase all Notes validly tendered (and not validly withdrawn) with a Bid Price less than the Clearing Price. Second, we will accept for purchase Notes validly tendered (and not validly withdrawn) with a Bid Price equal to the Clearing Price on a prorated basis such that we purchase an aggregate principal amount of Notes equal to the Tender Cap. All Notes not accepted as a result of proration and all Notes tendered at prices in excess of the Clearing Price will be rejected from the Tender Offer and will be returned without cost to tendering Holders promptly following the earlier of the Expiration Date or the date on which the Tender Offer is terminated. We will also make adjustments so that the principal amount of a Note remaining outstanding shall not be less than $1,000, and Notes will be accepted as otherwise necessary to comply with the proration and denomination requirements set forth in the Offer to Purchase.

Holders whose Notes are accepted by Genworth for purchase pursuant to the Tender Offer will also receive accrued and unpaid interest on the Notes accepted for purchase, up to, but excluding, the date of payment of the applicable consideration (the “Settlement Date”). The Settlement Date for the Offer will occur promptly following the Expiration Date.

Goldman, Sachs & Co. is serving as Dealer Manager in connection with the Tender Offer. Global Bondholder Services Corporation is serving as Depositary and Information Agent in connection with the Tender Offer. Persons with questions regarding the Tender Offer should contact Goldman, Sachs & Co. at 800-828-3182 (toll free) or 212-902-5183 (collect). Requests for copies of the Offer to Purchase or related Letter of Transmittal may be directed to Global Bondholder Services Corporation at 866-937-2200 (toll free) or 212-430-3774 (collect).

This press release is for informational purposes only and does not constitute an offer to purchase, the solicitation of an offer to purchase or a solicitation of tenders. The information in this press release is subject in all respects to the terms and conditions set forth in the Offer Documents. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. No recommendation is made as to whether or not holders of Notes should tender their Notes pursuant to the Tender Offer. The Tender Offer is being made solely pursuant to the Offer Documents, which more fully set forth and govern the terms and conditions of the Tender Offer. The Offer Documents contain important information and should be read carefully before any decision is made with respect to the Tender Offer.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a leading Fortune 500 insurance holding company dedicated to helping people secure their financial lives, families and futures. Genworth has leadership positions in offerings that assist consumers in protecting themselves, investing for the future and planning for retirement — including life insurance, long term care insurance, financial protection coverages, and independent advisor-based wealth management — and mortgage insurance that helps consumers achieve home ownership while assisting lenders in managing their risk and capital.

Genworth has approximately 6,300 employees and operates through three divisions: Insurance and Wealth Management, which includes U.S. Life Insurance, Wealth Management and International Protection segments; Global Mortgage Insurance, which includes U.S. and International Mortgage Insurance segments; and the Corporate and

Runoff division. Its products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth Financial, Inc., which traces its roots back to 1871, became a public company in 2004 and is headquartered in Richmond, Virginia. For more information, visit genworth.com. From time to time, Genworth Financial, Inc. releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements.” Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

SOURCE Genworth Financial, Inc.

Investors: Georgette Nicholas, +1-804-662-2248, georgette.nicholas@genworth.com; Media: Al Orendorff, +1-804-662-2534, alfred.orendorff@genworth.com